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Selected Depomed Remarks from Investor Meeting

James Schoeneck, Depomed CEO

And then finally, speaking of M&A, the piece that you mentioned earlier in the disclaimer, and that I’m sure everyone in the room has seen and that’s the back and forth between us and Horizon. And simply put, I think we see considerably more value in our business than what they’ve offered. I think that’s probably the easiest way to put it. All the documents that they filed last week, and I’m sure many of you saw the 14D-9 that we filed earlier this week. And with that, certainly, we believe there’s a lot of value in the business and I think it’s interesting in terms of the way what they’ve offered has gone, where some of the times, it seems like it’s been down instead of up, and that’s been pointed out to me by a number of you in the audience.

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Question — Anonymous

Just a couple of questions. Just to clarify, is there a price at which you would engage with Horizon now or you just unilaterally against engaging with Horizon due to an issue with their currency or other issues? You just see higher stand-alone value.

Second, if we’re sitting here in December and it seems like we’re at a point where shareholders might get a say on whether the board’s replaced, would you consider shopping the company at that point?

Third, on the issue of inversions, is that something you’re actively looking at now? How urgent is this? I guess how credible a threat do you think Horizon’s consent solicitation process actually is?

And then finally, just broadly, what do you think of Horizon’s currency? Are you against taking it? Do you think it’s just a bad business model? Is this a Valeant Allergan situation or is there potential room for work there?

Answer — Schoeneck

A lot there, so why don’t you do the inversion piece first.

Answer — August Moretti, Depomed CFO

Sure.

Answer — Schoeneck

And I’ll try and remember the other three.

Answer — Moretti

Yeah. Right. And let me just preface this by saying that we are constrained by the 14D-9 that we filed. All disclosures regarding the Horizon situation are very closely controlled under the tender offer regulations. Having said that, with respect to inversion, we are absolutely evaluating inversion opportunities. We have reviewed a number of opportunities over the last year or so. And again, our position has consistently been that if we could find assets that made strategic sense, we would be open to an inversion. But we’re not going to go out and pay a premium for assets that don’t make any sense for us on the hope that we’ll be able to change the tax posture of the company going forward. So, if we can find assets that make sense, we absolutely would consider an inversion.

Answer — Schoeneck

Okay. And then, to your other questions, let me handle one and four, first. And then I may ask you to repeat two. So one, in terms of the — it really is around value. It’s not around some fundamental issue or whatever else. It’s around value that we believe that we can drive the value of the company. And I think we’ve also heard that back from shareholders as we’ve talked to them about what their 12 to 18-month targets are for the company. And so I think that really — it really is around value. It’s not a fundamental piece of no, we won’t sell to those guys or something. It really isn’t that, nor is there anything up here.

I mean we’re professional managers. We’re not people that are here because we started this in our garage and we want to turn it over to our kids. I mean it really is to find things that we believe where we can create value, create the value, and eventually, realize that value.

In terms of their — the currency itself, I think it’s less around business model and that sort of thing. You can read all of what we’ve said in the 14D-9. I think it’s around the certainty with that. If we were talking cash, I think it’s a different situation. But what we’re talking about here is currency.

And if you look at it, as Horizon set the exchange ratio in mid-August, if you take what that exchange ratio would be to a Depomed shareholder as of last Friday’s close, and I use that only because that’s what’s in the 14D-9 that we filed Monday morning, it would be an equivalent price of about $27.50 for Depomed.

So people can talk about $33 all they want. It’s not. It’s 0.95 of whatever Horizon’s price is right now. And so I think that’s really what we’ve got. So we’ve got the total value but also the currency. And at this point, there’s been no collars offered. There’s nothing else that protects the Depomed shareholder. Now what was the second question because I know I missed that one?

Question — Anonymous

If we’re sitting here in December and it seems like we’re at a point where shareholders might have a say on whether the board would be replaced. At that point, would you prioritize shopping the company? Is that an option? Or would you prioritize tabling an inversion for shareholders to consider? Will there probably be a requirement of a shareholder vote?

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Answer — Schoeneck

Yeah. We’ll continue to keep all options open that we think would bring the most for shareholders.

Question — Anonymous

Which one of those options would you prioritize?

Answer — Schoeneck

It would just depend on circumstance at the time. I can’t give it to you prospectively on it. And that’s one that, in terms of the board’s fiduciary duty, I mean we’ve got to take it on a situation by situation basis, take it with advisors both financial and legal, and then come back as we have publicly.

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Forward-Looking Statements & Other Legal Information

The statements that are not historical facts contained in this filing are forward-looking statements that involve risks and uncertainties including, but not limited to, those related to Depomed’s prospects as a standalone business, Depomed’s business strategy, expectations regarding Depomed’s future financial results and the ability to create shareholder value, expectations regarding anticipated growth and the future contributions and potential of NUCYNTA, and other risks detailed in the company’s Securities and Exchange Commission (“SEC”) filings, including the company’s Annual Report on Form 10-K for the year ended December 31, 2014 and its most recent Quarterly Report on Form 10-Q. The inclusion of forward-looking statements should not be regarded as a representation that any of the company’s plans, objectives or expectations will be achieved. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof. The company undertakes no obligation to publicly release the result of any revisions to these forward-looking statements that may be made to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events. Our solicitation of revocations in the GREEN and GOLD cards allows Depomed shareholders to take action only with respect to the revocation of consents to the calling and holding of the proposed special meetings. Any action that you may take pursuant to such solicitation will not have a direct impact on the Horizon exchange offer, will not directly limit your ability to participate with respect to the exchange offer and will not constitute an affirmative vote for or against the exchange offer.